Toni Perazzo                                                                                                                      FOR IMMEDIATE RELEASE
Chief Financial Officer
650-340-1888

AEROCENTURY CORP. REPORTS FIRST QUARTER 2011 RESULTS

(BURLINGAME, CA), May 13, 2011 — AeroCentury Corp. (NYSE Amex: ACY), an independent aircraft leasing company, today reported its operating results for the first quarter ended March 31, 2011.

For the first quarter ended March 31, 2011, the Company reported total revenues of $4.9 million compared with total revenues of $8.8 million for the same period a year ago.

The Company reported a net loss of $2.3 million or ($1.48) per diluted share, for the first quarter of 2011, compared to net income of $1.9 million, or $1.20 per diluted share, for the first quarter of 2010.

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Operating lease revenue was lower for the quarter ended March 31, 2011, compared to the same period in 2010 by approximately $2.5 million.  This was due primarily to a greater number of aircraft that were off lease for all or part of the 2011 period and certain assets that were re-leased in 2010 at lower rates. In the 2011 period, the Company also recorded a reduction in operating lease revenue due to uncertainty about the collectibility of the related receivables. The effects of these reductions were partially offset by an increase in revenue related to aircraft that were on lease in the 2011 period, but were off lease in the 2010 period.

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Maintenance reserves revenue was approximately $0.9 million lower in the quarter ended March 31, 2011, compared to the same period in 2010 as a result of lower average usage by some lessees in the 2011 period and the effect of off-lease aircraft. In the 2011 quarter, the Company also recorded a reduction in maintenance reserves revenue due to uncertainty about the collectibility of the related receivables.  The 2010 period included maintenance reserves revenue related to refundable maintenance reserves retained by the Company when two aircraft were repossessed in early 2010.  Such funds were used for maintenance required by the return conditions of the leases.

For the quarter ended March 31, 2011, total expenses increased by approximately $2.4 million, as compared to the same period in 2010.

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Maintenance expense increased by approximately $2.8 million in the quarter ended March 31, 2011, compared to the same period in 2010.  The 2011 period included an increase over 2010 in maintenance performed on aircraft that were returned to the Company during the second half of 2010, as well as the cost of some maintenance that was advanced on behalf of a customer in connection with work that is being performed on one of the Company’s aircraft.  All such maintenance was funded primarily by reserves previously collected. These increases were partially offset by a year-to-year decrease in maintenance performed by lessees using non-refundable reserves and a decrease in maintenance performed on other off-lease aircraft.

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Depreciation expense decreased by approximately $0.6 million in the quarter ended March 31, 2011, compared to the same period in 2010, primarily due to changes in estimated residual values and, in some cases, the extended useful lives for certain assets.

AeroCentury is an aircraft operating lessor and finance company specializing in leasing regional aircraft and engines utilizing triple net leases. The Company’s aircraft and engines are leased to regional airlines and commercial users worldwide.

(see tables following)

AeroCentury Corp.
Selected Financial Information
(Unaudited)
(in thousands, except share and per share data)

	For the Three Months Ended March 31,
	2011	2010

Revenues and other income:

Operating lease revenue	$4,204	$6,720
Maintenance reserves revenue	540	1,478
Other income	150	648

	4,894	8,846
Expenses:

Maintenance	4,568	1,811
Depreciation	1,239	1,836
Interest	967	1,057
Management fees	945	934
Professional fees and other	614	316

	8,333	5,954

Income/(loss) before income tax provision	(3,439)	2,892

Income tax provision/(benefit)	(1,160)	996

Net income/(loss)	$(2,279)	$1,896

Earnings/(loss) per share:
Basic	$(1.48)	$1.23
Diluted	$(1.48)	$1.20

Weighted average shares used in earnings/(loss) per share computations:
Basic	1,543,257	1,543,257
Diluted	1,543,257	1,581,224

Summary Balance Sheet:	March 31, 2011	December 31, 2010	March 31, 2010
	(Unaudited)	(Audited)	(Unaudited)

Total assets	$129,817	$133,011	$133,505
Total liabilities	$89,955	$90,871	$91,117
Shareholders’ equity	$39,862	$42,140	$42,388

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